Exhibit 5.1

November 7, 2013

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Re:	Seacoast Banking Corporation of Florida – Registration Statement on Form S-3 (Registration Statement No. 333-185660)

Ladies and Gentlemen:

We have acted as counsel to Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”) in connection with the Company’s filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We are furnishing this opinion letter to you at your request pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s issuance and sale of 34,883,721 shares (the “Shares”) of the Company’s common stock, $0.10 par value (the “Common Stock”), pursuant to the Company’s prospectus, which became effective on February 14, 2013 (the “Prospectus”), included in the Registration Statement, and the related preliminary and final prospectus supplements, dated November 5, 2013 and November 6, 2013, respectively (collectively, the “Prospectus Supplement”). The Shares are being placed pursuant to a placement agency agreement, dated as of November 6, 2013, by and between the Company and Hovde Group, LLC (the “Placement Agency Agreement”) and issued and sold directly to investors pursuant to definitive purchase agreements, dated November 6, 2013 (collectively, the “Purchase Agreements”).

In rendering this opinion letter, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Shares, including, without limitation, the Placement Agency Agreement, the Purchase Agreements, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinions set forth herein are limited to the laws of the Florida Business Corporation Act and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1) The issuance of the Shares has been duly authorized and when issued and delivered against full payment therefor as provided in the Purchase Agreements, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 7 the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ALSTON & BIRD LLP